Exhibit 15.1

Acknowledgement of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Lockheed Martin Corporation for the registration of its common stock of our reports dated April 27, 2011, July 27, 2011, and October 27, 2011 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 27, 2011, June 26, 2011, and September 25, 2011.

/s/ Ernst & Young LLP

McLean, Virginia
November 17, 2011